Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Eve Holding, Inc. of our report dated March 18, 2022 relating to the financial statements of Urban Air Mobility Business of Embraer S.A., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hallansdale Beach, Florida

May 31, 2022